Exhibit 3.1

CORRECTED

CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

6.00% NON-CUMULATIVE PREFERRED STOCK, SERIES EE

($10,000.00 liquidation preference per share)

OF

JPMORGAN CHASE & CO.

JPMORGAN CHASE & CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.    The name of the Corporation is JPMORGAN CHASE & CO.

2.    The Certificate of Designations, Powers, Preferences and Rights of the 6.00% Non-Cumulative Preferred Stock, Series EE ($10,000.00 liquidation preference per share) of the Corporation (the “Certificate of Designations”) which was filed with the Secretary of State of the State of Delaware on January 23, 2019, contains an inaccurate record of the corporate action taken therein, and the Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.    The inaccuracy or defect in the Certificate of Designations is that Section 6(a) thereof inadvertently references the date “December 1, 2023” instead of “March 1, 2024”.

4.    The Certificate of Designations is corrected to read in its entirety as follows:

CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

6.00% NON-CUMULATIVE PREFERRED STOCK, SERIES EE

($10,000.00 liquidation preference per share)

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

JPMORGAN CHASE & CO., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Stock Committee of the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and pursuant to the authority duly delegated to the Stock Committee by the Board of Directors:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of $1,850,000,000, on the following terms and with the following designations, powers, preferences and rights:

1.    Designation and Amount. The series of preferred stock, par value $1.00 per share, shall be designated as the “6.00% Non-Cumulative Preferred Stock, Series EE” (the “Series EE Preferred Stock”). The Series EE Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series EE Preferred Stock shall be 185,000 shares.

2.    Dividends.

(a)    Holders of the Series EE Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, out of assets legally available for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of the Series EE Preferred Stock.

If declared by the Board of Directors or any duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series EE Preferred Stock quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019 (each such day on which dividends are payable a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. The period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date is referred to herein as a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the original issue date of the Series EE Preferred Stock to but excluding the next Dividend Payment Date.

Dividends on each share of the Series EE Preferred Stock shall accrue from the original issue date at a rate equal to 6.00% per annum on the liquidation preference of $10,000 per share, for each Dividend Period.

Each such dividend shall be paid to the holders of record of the shares of the Series EE Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or any duly authorized committee of the Board of Directors. The amount of dividends payable shall be calculated on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

A “Business Day” shall mean any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

(b)    Dividends on shares of the Series EE Preferred Stock shall be non-cumulative. To the extent that any dividends on shares of the Series EE Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of shares of the Series EE Preferred Stock shall have no right to receive, accrued and unpaid dividends for such Dividend Period on or after the Dividend Payment Date for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series EE Preferred Stock or for any future dividend period with respect to any other series of preferred stock or the common stock. The Corporation shall not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on the Series EE Preferred Stock.

(c)    No full dividends shall be declared or paid or set aside for payment on preferred stock of any series ranking as to dividends on a parity with or junior to the Series EE Preferred Stock for any period unless full dividends on the shares of the Series EE Preferred Stock for the most recently completed Dividend Period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for such payment). When dividends are not paid in full as aforesaid upon the shares of the Series EE Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock, all dividends declared and paid upon the shares of the Series EE Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock shall be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series EE Preferred Stock and (i) in the case of any series of non-cumulative preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative preferred stock ranking on a parity as to dividends with the Series EE Preferred Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

(d)    So long as any shares of the Series EE Preferred Stock are outstanding, (i) no dividend (other than a dividend in common stock or in any other capital stock ranking junior to the Series EE Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) shall be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon the common stock or upon any other capital stock ranking junior to the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, and (ii) no common stock or other capital stock ranking junior to or on a parity with the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by the Corporation (except (1) by conversion into or exchange for capital stock ranking junior to the Series EE Preferred Stock, (2) as a result of reclassification into capital stock ranking junior to the Series EE Preferred Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the Series EE Preferred Stock or, in the case of capital stock ranking on a parity with the Series EE Preferred Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the Series EE Preferred Stock, (4) in the case of capital stock ranking on a parity with the Series EE Preferred Stock, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of the Series EE Preferred Stock and such capital stock ranking on a parity with the Series EE Preferred Stock, (5) in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed Dividend Period, or (6) any purchase, redemption or other acquisition of capital stock ranking junior to the Series EE Preferred Stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of the Corporation or any of its subsidiaries (including any employment, severance or consulting arrangements) adopted before or after the issuance of the Series EE Preferred Stock), unless, in each case, full dividends on all outstanding shares of the Series EE Preferred Stock shall have been declared and paid or a sum sufficient for the payment thereof set aside for such payment in respect of the most recently completed Dividend Period. However, the foregoing will not restrict the ability of the Corporation or any of its affiliates to engage in underwriting, stabilization, market-making or similar transactions in the capital stock of the Corporation in the ordinary course of business.

Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the common stock and any other capital stock ranking junior to or on a parity with the Series EE Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series EE Preferred Stock will not be entitled to participate in those dividends.

3.    Liquidation Preference.

(a)    Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the shares of the Series EE Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on the common stock or on any other capital stock ranking junior to the Series EE Preferred Stock upon liquidation, dissolution or winding-up of the Corporation, the amount of $10,000 per share, plus an amount equal to any declared and unpaid dividends on each such share without accumulation of undeclared dividends.

(b)    After the payment to the holders of the shares of the Series EE Preferred Stock of the full preferential amounts provided for in this Section 3, the holders of the Series EE Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(c)    If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the shares of the Series EE Preferred Stock and any other shares of capital stock ranking as to any such distribution of assets of the Corporation on a parity with the shares of the Series EE Preferred Stock are not paid in full, the holders of the shares of the Series EE Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.

(d)    Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation for the purposes of this Section 3.

4.    Preemption and Conversion. The holders of the Series EE Preferred Stock shall not have any preemptive or conversion rights.

5.    Voting Rights.

(a)    The Series EE Preferred Stock shall have no voting rights, except as provided below or as otherwise specifically required by law.

(b)    Whenever, at any time or times, dividends on the shares of the Series EE Preferred Stock have not been paid for an aggregate of six or more quarterly Dividend Periods, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series EE Preferred Stock shall have the right, with holders of shares of any other class or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the Series EE Preferred Stock for at least four quarterly consecutive Dividend Periods at which time such right shall terminate, except as expressly provided herein or by law, subject to revesting in the event of each and every subsequent default of the character above mentioned.

Upon any termination of the right of the holders of shares of the Series EE Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of the Series EE Preferred Stock voting together as a class with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only by the affirmative vote of the holders of shares of the Series EE Preferred Stock voting together as a class with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)    So long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series EE Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series EE Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series EE Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

Notwithstanding the foregoing, (1) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series EE Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, shall not be deemed to adversely affect such powers, preferences or special rights and (2) a merger or consolidation of the Corporation with or into another entity in which (a) the shares of the Series EE Preferred Stock remain outstanding or (b) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series EE Preferred Stock in each case shall not be deemed to adversely affect the powers, preferences or special rights of the Series EE Preferred Stock.

(d)    In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series EE Preferred Stock shall be entitled to one vote.

(e)    The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series EE Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series EE Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

6.    Redemption.

(a)    The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets legally available therefor the Series EE Preferred Stock on any Dividend Payment Date on or after March 1, 2024 in whole, or from time to time in part, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of the Series EE Preferred Stock called for redemption up to the redemption date. Subject to Section 6(e), dividends shall cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

(b)    At any time within 90 days after a Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series EE Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets legally available therefor, the Series EE Preferred Stock in whole, but not in part, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of the Series EE Preferred Stock called for redemption up to the redemption date. Subject to Section 6(e), dividends shall cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

“Capital Treatment Event” shall mean the good faith determination by the Corporation that, as a result of any:

(i)    amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock;

(ii)    proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock; or

(iii)    official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series EE Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation amount of all shares of the Series EE Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series EE Preferred Stock is outstanding.

(c)    Notice of every redemption of shares of the Series EE Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series EE Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series EE Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series EE Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series EE Preferred Stock is held in book-entry form through The Depository Trust Company, the Corporation may give such notice in any manner permitted or required by The Depository Trust Company.

(d)    In the case of any redemption of only part of the shares of the Series EE Preferred Stock at the time outstanding, the shares of the Series EE Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series EE Preferred Stock in proportion to the number of Series EE Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series EE Preferred Stock shall be redeemed from time to time.

(e)    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall look only to the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(f)    Shares of the Series EE Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7.    Amendment of Resolution. The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series EE Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8.    Rank. Any capital stock of any class or series of the Corporation shall be deemed to rank:

(a)    senior to shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, if the holders of capital stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in preference or priority to the holders of shares of the Series EE Preferred Stock (and as used herein, the term “senior to the Series EE Preferred Stock” and like terms refer to any class or series of capital stock that ranks senior to the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require);

(b)    on a parity with shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preferences per share thereof be different from those of the Series EE Preferred Stock, if the holders of capital stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in proportion to or otherwise based on their respective dividend rates or liquidation preferences, without preference or priority of one over the other as between the holders of such capital stock and the holders of shares of the Series EE Preferred Stock (and as used herein, the term “Parity Preferred Stock,” and “on a parity with the Series EE Preferred Stock” and like terms refer to any class or series of capital stock that ranks on a parity with the shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require); and

(c)    junior to shares of the Series EE Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, if such class or series shall be common stock or if the holders of the Series EE Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up, as the case may be, in preference or priority to the holders of capital stock of such class or series (and as used herein, the term “junior to the Series EE Preferred Stock” and like terms refer to the common stock and any other class or series of capital stock over which the Series EE Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require).

The Series EE Preferred Stock shall rank as to dividends and upon liquidation, dissolution or winding-up on a parity with the Corporation’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, 5.45% Non-Cumulative Preferred Stock, Series P, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S, 6.70% Non-Cumulative Preferred Stock, Series T, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, 6.30% Non-Cumulative Preferred Stock, Series W, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, 6.125% Non-Cumulative Preferred Stock, Series Y, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, 6.10% Non-Cumulative Preferred Stock, Series AA, 6.15% Non-Cumulative Preferred Stock, Series BB, Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC and 5.75% Non-Cumulative Preferred Stock, Series DD.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand as of this 23rd day of January, 2019.

JPMORGAN CHASE & CO.

By:	/s/ Molly Carpenter
	Name:	Molly Carpenter
	Title:	Corporate Secretary

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